EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form S-1 of US BioEnergy Corporation of the following reports appearing in the Prospectus, which is part of this Registration Statement:
•	our report dated January 27, 2006 relating to our audits of the consolidated financial statements of US BioEnergy Corporation and subsidiaries as of December 31, 2004 and 2005 and for the period from October 28, 2004 to December 31, 2004 and the year ended December 31, 2005,

•	our report dated June 21, 2006 relating to our audit of the consolidated financial statements of United Bio Energy, LLC for the period from January 1, 2005 to April 30, 2005,

•	our report dated June 9, 2006 relating to our audits of the consolidated financial statements of Platte Valley Fuel Ethanol, LLC and subsidiary as of December 31, 2004 and 2005 and for each year in the three year period ended December 31, 2005, and

•	our report dated June 10, 2006 relating to our audits of the financial statements of US Bio Woodbury, LLC (formerly Superior Corn Products, LLC) for the period from January 1, 2005 to April 30, 2005 and for the period from October 1, 2004 to April 30, 2005.
We consent to the use in this Registration Statement on Form S-1 of US BioEnergy Corporation of our report dated January 27, 2006, relating to the financial statement Schedule II for US BioEnergy Corporation and subsidiaries.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Sioux Falls, South Dakota
August 2, 2006